Exhibit 99.2

August __, 2007

Dear Friend:

We are pleased to announce that First Financial Holdings, MHC is converting to stock form and First Savings Bank of Renton is reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be known as First Financial Northwest, Inc. In connection with the conversion and reorganization, First Financial Northwest, Inc. is offering shares of its common stock in a subscription and community offering pursuant to an amended Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about the merits of First Financial Northwest, Inc. common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about First Savings Bank of Renton’s operations and the proposed offering of First Financial Northwest, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 Noon, Pacific time, on September __, 2007.

As a friend of First Savings Bank of Renton, you will have the opportunity to buy common stock directly from First Financial Northwest, Inc. in the offering without paying a commission or fee.  If you have additional questions regarding the conversion and reorganization, and the stock offering, please call us at (425) 254-2094, Monday through Friday from 9:00 a.m. to 4 :00 p.m., or stop by the Stock Information Center located at 208 Williams Avenue South, Renton, Washington.

We are pleased to offer you this opportunity to become a shareholder of First Financial Northwest, Inc.

Sincerely,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

August __, 2007

Dear Member:

We are pleased to announce that First Financial Holdings, MHC is converting to stock form and First Savings Bank of Renton is reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be known as First Financial Northwest, Inc. In connection with the conversion, First Financial Northwest, Inc. is offering shares of its common stock in a subscription and community offering pursuant to an amended Plan of Conversion and Reorganization.

To accomplish the conversion and reorganization, we need your participation in an important vote.  Enclosed is a proxy statement describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address.  This proxy card should be signed and returned to us prior to the Special Meeting of Members to be held on September __, 2007.  Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the conversion and reorganization will offer a number of advantages, such as an opportunity for depositors of First Savings Bank of Renton to become shareholders of First Financial Northwest, Inc.  Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy First Financial Northwest, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of First Financial Northwest, Inc. common stock issued in this offering will not be insured by the FDIC.

Enclosed is a prospectus containing a complete discussion of the stock offering.  We urge you to read this material carefully.  If you are interested in purchasing the common stock of First Financial Northwest, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Pacific time, on September __, 2007.

If you have additional questions regarding the offering, please call us at (425) 254-2094, Monday through Friday, 9:00 a.m. to 4 :00 p.m., or stop by our Stock Information Center located at 208 Williams Avenue South, Renton, Washington.

Sincerely,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

August __, 2007

Dear Prospective Investor:

We are pleased to announce that First Financial Holdings, MHC is converting to stock form and First Savings Bank of Renton is reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be known as First Financial Northwest, Inc. In connection with the conversion and reorganization, First Financial Northwest, Inc. is offering shares of its common stock in a subscription and community offering pursuant to an amended Plan of Conversion and Reorganization.

We have enclosed the following materials that will help you learn more about the merits of First Financial Northwest, Inc. common stock as an investment.  Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at First Savings Bank of Renton and a complete discussion on the proposed stock offering.

STOCK ORDER AND CERTIFICATION FORM:  This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope.  The deadline for ordering stock is 12:00 Noon, Pacific time, on September __, 2007.

We invite you and other local community members to become shareholders of First Financial Northwest, Inc.  Through this offering, you have the opportunity to buy stock directly from First Financial Northwest, Inc. without a commission or a fee.

If you have additional questions regarding the conversion and reorganization, please call us at (425) 254-2094, Monday through Friday, 9:00 a.m. to 4 :00 p.m., or stop by our Stock Information Center located at 208 Williams Avenue South, Renton, Washington.

Sincerely,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

KEEFE, BRUYETTE & WOODS, INC.

August __, 2007

To Members and Friends
Of First Savings Bank of Renton

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting First Financial Holdings, MHC in converting from the mutual to the stock form of organization. Upon completion of the conversion, First Savings Bank of Renton will be a wholly-owned subsidiary of a new stock holding company, First Financial Northwest, Inc.  In connection with the conversion, First Financial Northwest, Inc. is offering shares of its common stock in a subscription and community offering pursuant to an amended Plan of Conversion and Reorganization.

At the request of First Financial Northwest, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of First Financial Northwest, Inc. common stock being offered to customers of First Savings Bank of Renton and various other persons until 12:00 Noon, Pacific time, on September __, 2007.  Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering.  First Financial Northwest, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 208 Williams Avenue South, Renton, Washington, Monday through Friday, 9:00 a.m. to 4 :00 p.m., or feel free to call the Stock Information Center at (425) 254-2094.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT CONVERSION
AND REORGANIZATION

The Board of Directors of First Financial Holdings, MHC unanimously adopted an amended Plan of Conversion and Reorganization (the “Plan”) to convert from the mutual holding company structure to the stock holding company form of structure.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of First Financial Northwest, Inc. (“First Financial Northwest”), the newly-formed corporation that will become the holding company for First Savings Bank of Renton following the conversion. In connection with the conversion, First Savings Bank of Renton is changing its name to “First Savings Bank Northwest.”

Investment in the common stock of First Financial Northwest involves certain risks.  For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHY IS FIRST FINANCIAL HOLDINGS, MHC CONVERTING TO A STOCK HOLDING COMPANY?

A conversion to a stock holding company will enable First Financial Holdings, MHC to access additional capital through the sale of common stock. This additional capital will support future growth in deposits and loans, allow for expansion in commercial real estate and construction lending programs, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and allow for the repayment of borrowings from the Federal Home Loan Bank.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of First Savings Bank of Renton will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL FIRST SAVINGS BANK OF RENTON’S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of First Savings Bank of Renton. The conversion will allow depositors of First Savings Bank of Renton an opportunity to buy common stock and become shareholders of First Financial Northwest.

WHAT IS A CHARITABLE FOUNDATION AND WHY IS FIRST FINANCIAL HOLDINGS CONSIDERING INCLUDING THIS IN ITS CONVERSION?

In its Plan, First Financial Holdings has indicated its intent to establish a charitable foundation with a portion of the proceeds from the conversion. We anticipate the establishment of the foundation will enable us to increase our annual charitable giving to the communities we serve. This foundation will provide financial support that is consistent with First Savings Bank of Renton’s values, is a reflection of First Savings Bank of Renton’s heritage as a community-based enterprise, and is a tangible expression of First Savings Bank of Renton’s commitment to its community.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of First Savings Bank of Renton are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

First Financial Northwest, Inc. is offering up to 20,125,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares.  The maximum individual purchase is 25,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 50,000 shares of common stock, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, First Financial Northwest’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet.  Your order must be received by 12:00 Noon, Pacific time, on September __, 2007.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by cash, or by check or money order made payable to First Financial Northwest, Inc.  Interest will be paid by First Savings Bank of Renton on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the conversion.  Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at First Savings Bank of Renton for the amount of funds you specify for payment.  You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for withdrawal from a certificate of deposit. CAN I PURCHASE STOCK USING FUNDS IN MY FIRST SAVINGS BANK OF RENTON IRA ACCOUNT?

Potentially. However, you must establish a self-directed IRA account at a brokerage firm or trust department to which you can transfer a portion or all of your IRA account at First Savings Bank of Renton that will enable this purchase.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of First Financial Northwest anticipates paying a cash dividend in the future. However, the timing and amount of such dividends is currently undetermined.

HOW WILL THE COMMON STOCK BE TRADED?

First Financial Northwest’s stock is expected to trade on the Nasdaq Global Market under the ticker symbol “FFNW.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF FIRST SAVINGS BANK OF RENTON PLANNING TO PURCHASE STOCK?

Yes!  The executive officers and directors of First Savings Bank of Renton plan to purchase, in the aggregate, $ ___ million worth of stock or approximately ___ % of the common stock offered at the maximum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION AND REORGANIZATION?

Yes. Your “YES” vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of your proxy cards.

HOW MANY VOTES DO I HAVE?

Your proxy card(s) show(s) the number of votes you have. Every depositor is entitled to cast one vote for each $100 on deposit as of the voting record date, up to 1,000 votes.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign and mail your proxy today.  If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting.  Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information you may visit or call our stock information center Monday through Friday, 9:00 a.m. to 5:00 p.m. located in First Savings Bank of Renton’s office at 208 Williams Avenue South in Renton, Washington.

STOCK INFORMATION CENTER

(425) 254-2094

First Savings Bank of Renton
201Wells Avenue South
Renton, Washington 98057

QUESTIONS

AND

ANSWERS

{Holding Company Logo}

Holding Company for

First Savings Bank of Renton

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo}	First Savings Bank of Renton

August __, 2007

Dear Valued First Savings Bank of Renton Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert First Financial Holdings, MHC from a mutual to stock holding company.  This conversion will allow us to operate in essentially the same manner as we currently operate, but provides us with the flexibility to add capital, continue to grow and expand our operations by adding new products and services and increasing our lending capability.

As of today, your vote on our amended Plan of Conversion and Reorganization has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization.  If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your First Savings Bank office.  Our meeting on September __th is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the conversion does not affect the terms or insurance on your accounts.  For further information call our Information Center at (425) 254-2094.

Best regards and thank you,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to convert First Financial Holdings, MHC from a mutual to a stock holding company.

Your vote on the amended Plan of Conversion and Reorganization has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY!  If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer
First Savings Bank of Renton
Renton, Washington

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (425) 254-2094.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II
PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to convert First Financial Holdings, MHC from a mutual to stock holding company.

Your vote on the amended Plan of Conversion and Reorganization has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion.

Our Reasons for the Corporate Change

As a Stock Institution we will be able to:
- Be organized in the form used by commercial banks and most savings institutions and allow us to access the capital markets.
- Better serve our customers in our market area.
- Have the financial strength to continue to grow our bank.
- Increase lending limits and support our emphasis on commercial real estate and construction lending and the development of new products and services.
- Retain and attract qualified management through stock-based compensation plans.
- Form a charitable foundation to benefit the communities in which we do business.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY!  If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Victor Karpiak
Chairman, President, Chief Executive Officer and Chief Financial Officer
First Savings Bank of Renton
Renton, Washington

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (425) 254-2094

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

First Savings Bank of Renton Website Message:

Plan of Conversion and Reorganization
and
Stock Offering
Information

First Financial Holdings, MHC is pleased to announce that materials were mailed on August __, 2007 regarding its amended Plan of Conversion and Reorganization, including its stock offering.  If you were a depositor as of June 30, 2005, June 30, 2007 or _________ __, 2007, you should be receiving a packet of materials soon.  We encourage you to read the information carefully.

If you were a Depositor or Borrower of First Savings Bank of Renton as of the Voting Record Date, _________ __, 2007 a proxy card(s) is included.  We encourage you to return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus, regarding First Financial Northwest, Inc.’s stock offering was also enclosed.  The subscription offering has commenced and continues until 12:00 noon, Pacific time, on September __, 2007, at which time all orders must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering on September __, 2007 our best estimate at this time for trading of the First Financial Northwest, Inc. stock on the NASDAQ Global is late September. The stock will trade under the ticker symbol “FFNW”.  As described in the prospectus, it could be later.  We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center number is (425) 254-2094.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering First Savings Bank of Renton Website Message

Stock Issuance Information

The First Financial Northwest, Inc. stock offering closed on September __, 2007.  The results of the offering are as follows:

________________________________________________.

Interest and refund checks [if applicable] will be mailed on ________, 2007 by regular mail.  No special mailing instructions will be accepted.

Allocations will be made available beginning at ____ on ____________, 2007. [If applicable]

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for First Financial Northwest, Inc. will be Registrar and Transfer Company in Cranford, New Jersey and the phone number for their Investor Relations Department is 1-800-368-5948.

We anticipate trading to begin on ____________, 2007 on the Nasdaq Global Market under the symbol “FFNW.”

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.